Exhibit 99.1

December 3, 2013

ENDOLOGIX ANNOUNCES OFFERING OF $75 MILLION OF CONVERTIBLE NOTES

IRVINE, Calif.—December 3, 2013—Endologix, Inc. (NASDAQ: ELGX; “Endologix” or the “Company”) today announced that it intends, subject to market and other conditions, to offer $75 million aggregate principal amount of convertible senior notes due 2018 (the “Convertible Notes”) in an offering registered under the Securities Act of 1933, as amended. The Company expects to grant an option to the underwriters for up to an additional $11.25 million aggregate principal amount of Convertible Notes solely to cover overallotments. The Convertible Notes are expected to pay interest semiannually and will be convertible into shares of the Company’s common stock (“Common Stock”), cash or a combination of cash and shares of the Company’s Common Stock, at the Company’s election, based on a conversion rate to be determined at the pricing of the Convertible Notes. The Convertible Notes will mature on December 15, 2018, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Prior to September 15, 2018, the Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date. On or after December 15, 2016, the Company may from time to time redeem for cash all or part of the Convertible Notes in certain circumstances.

The Company expects to use the net proceeds for general corporate purposes, which may include working capital, continued investment in geographic expansion, research and development and clinical studies. In addition, the Company intends to apply a portion of the net proceeds from the sale of the Convertible Notes to fund the cost of certain capped call transactions (described below).

In connection with the pricing of the Convertible Notes, the Company expects to enter into a capped call transaction with Bank of America, N.A. (the “Option Counterparty”), an affiliate of BofA Merrill Lynch, one of the underwriters of the Convertible Notes. The capped call transaction is expected generally to reduce the potential dilution and/or offset the cash payments the Company is required to make in excess of the principal amount upon conversion of the Convertible Notes in the event that the market price of the Company’s Common Stock is greater than the strike price of the capped call transaction, which will initially correspond to the initial conversion price of the Convertible Notes, with such reduction and/or offset subject to a cap based on the cap price of the capped call transaction. If the underwriters exercise their option to purchase additional Convertible Notes, the Company expects to enter into an additional capped call transaction with the Option Counterparty.

The Company has been advised by the Option Counterparty that in connection with establishing its initial hedge of the capped call transaction, the Option Counterparty expects to enter into various derivative transactions with respect to the Common Stock concurrently with or shortly after the pricing of the Convertible Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Common Stock or the Convertible Notes at that time.

In addition, the Company has been advised that the Option Counterparty may modify its hedge position by entering into or unwinding various derivatives with respect to the Common Stock and/or purchasing or selling shares of Common Stock or other securities of the Company in secondary market transactions following the pricing of the Convertible Notes and prior to the maturity of the Convertible Notes (and is likely to do so during any conversion period related to a conversion of Convertible Notes). This activity could also cause or avoid an increase or a decrease in the market price of the Common Stock or the Convertible Notes, which could affect the ability of holders of the Convertible Notes to convert the Convertible Notes and, to the extent the activity occurs during any conversion period related to a conversion of Convertible Notes, it could affect the amount and value of the consideration that holders of the Convertible Notes will receive upon conversion of the Convertible Notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of Common Stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

BofA Merrill Lynch is the sole book-running manager for the offering of Convertible Notes. The Convertible Notes will be offered and sold under the Company’s shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 30, 2012, which was effective upon filing. Before you invest, you should read the prospectus and the prospectus supplement to that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents at the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or by e-mailing dg.prospectus_requests@baml.com.

About Endologix, Inc.

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix’s focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (“AAA”). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S.

CONTACT: COMPANY CONTACT:

Endologix, Inc.

John McDermott, CEO

Shelley Thunen, CFO

(949) 595-7200

INVESTOR CONTACTS:

The Ruth Group

Nick Laudico (646) 536-7030

Zack Kubow (646) 536-7020

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Endologix expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Endologix based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Endologix. Several of these risks are outlined in the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, Annual Report on Form 10-K for the year ended December 31, 2012, and other documents Endologix files with the SEC. Forward-looking statements represent the judgment of Endologix management as of the date of this release, and Endologix disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.

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